Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen	John Marsh
Executive Vice President and COO	President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-458-7553

Southeastern Bank Financial Corp. Reports

Fourth Quarter and Full Year 2006 Earnings

AUGUSTA, Ga., Jan. 26, 2007 – Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta and Southern Bank & Trust, today reported net income of $2.8 million for the three months ended Dec. 31, 2006, relatively unchanged from the fourth quarter of 2005. Diluted earnings per share for the fourth quarter of 2006 were $0.52, compared with $0.53 for the same period last year.

At Dec. 31, 2006, total assets were $1.0 billion, an increase of $176.9 million, or 20.4 percent, from Dec. 31, 2005. Loans outstanding at the end of the fourth quarter were $750.0 million, an increase of 24.7 percent from Dec. 31, 2005. Total deposits were $801.8 million, an increase of 20.8 percent for the same period.

“We generated robust growth in deposits and loans in the fourth quarter,” said R. Daniel Blanton, president and chief executive officer, “though earnings and net income were flat when compared with a strong fourth quarter of 2005, due primarily to increased expenses from the opening of our new Southern Bank & Trust affiliate in Aiken, S.C., and the significant increase in our provision for loan losses required by $57 million in loan growth during the quarter. Overall, 2006 was an excellent year for our company. We reached and exceeded the $1 billion-asset mark, grew income and earnings, and expanded our banking franchise into South Carolina.”

Net interest income for the fourth quarter of 2006 was $9.1 million, up 14.6 percent from the same period a year ago. Noninterest income for the quarter was $3.5 million, an increase of 8.5 percent over the fourth quarter of 2005. Noninterest expense was $7.3 million in the fourth quarter of 2006, an increase of $627,172 from a year ago and relatively unchanged from the previous quarter.

Return on average assets (ROA) was 1.10 percent for the fourth quarter of 2006, and return on average shareholders’ equity (ROE) was 14.69 percent.

For the full year 2006, the company reported net income of $11.2 million, or $2.08 in diluted earnings per share (EPS), an increase of 12.1 percent in net income and 11.7 percent in diluted EPS from a year ago, as compared to net income of $10.0 million or $1.86 in diluted earnings per share for 2005.

Net interest income for the full year 2006 was $34.2 million, up 16.4 percent from $29.4 million in 2005. Noninterest income in 2006 was $14.0 million, compared to $12.4 million in 2005, an increase of 13.1 percent. Noninterest expense for the full year 2006 totaled $28.9 million, compared to $25.0 million in 2005.

“It was a year of many achievements for our company thanks to the hard work and dedication of our employees, the success of our community-based approach to banking and the vibrancy of our markets,” said Blanton. “In 2006, we experienced excellent growth in the Georgia Bank & Trust branch in Athens that was opened late in 2005, gained approval of our thrift charter and established our new Aiken, S.C. affiliate, Southern Bank & Trust, and surpassed our near-term goal for total assets. As we move forward in 2007, our focus will be on further expanding our presence in the communities surrounding Athens and Aiken, sustaining growth in loans and deposits in the Augusta market, and enhancing shareholder value.”

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with eight full-service Augusta-area offices and an office in

Athens, Ga. SB&T is a full-service, federally chartered thrift serving the Aiken County, S.C., market. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in expanding our operations into new geographic areas and dealing with an additional regulatory agency; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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